Exhibit 99.1

Golden Minerals Reports First Quarter 2026 Financial Results

Denver, CO - / ACCESS NEWS WIRE/ - May 15, 2026 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (OTCQB: AUMN and TSX: AUMN) has reported financial results and a business summary for the quarter ended March 31, 2026. All figures are in approximate U.S. dollars.

Financial Summary for the Three Months Ended March 31, 2026

•	Exploration expenses were $0.06 million for the three months ended March 31, 2026, compared to $0.07 million for the three months ended March 31, 2025.
•	Administrative expenses were $0.5 million for the three months ended March 31, 2026, compared to $0.7 million for the three months ended March 31, 2025, reflecting the Company’s continued cost reduction efforts.
•	Income from discontinued operations, net of taxes, was $14,000 for the three months ended March 31, 2026, compared to a loss from discontinued operations, net of taxes, of $0.4 million for the three months ended March 31, 2025.
•	Net loss was $0.6 million, or $0.04 per share, for the three months ended March 31, 2026, compared to a net loss of $1.2 million, or $0.08 per share, for the three months ended March 31, 2025.
•	Cash and cash equivalents was $0.9 million as of March 31, 2026, compared to cash and cash equivalents of $1.3 million and restricted cash of $0.5 million as of December 31, 2025.
•	Current liabilities was $0.9 million as of March 31, 2026, compared to $1.4 million as of December 31, 2025.
•	Debt was zero as of March 31, 2026, unchanged from December 31, 2025.

Q1 2026 Business Summary

During the first quarter of 2026, the Company continued to focus on preserving cash resources, maintaining a significantly reduced cost structure, managing its exploration portfolio and evaluating strategic alternatives.

Subsequent to quarter end, on May 14, 2026, the Company completed the sale of all of the issued and outstanding shares of Minera William, S.A. de C.V. (“Minera William”) to Streamline Metals Capital Ltd. for total consideration of $1.2 million. The assets of Minera William include net operating losses, a Capital Contribution Account (“CUCA”), the Par de Tres 2 mining concession and the San Diego royalty. With the completion of this transaction, the Company has substantially concluded its business in Mexico and is focused on its exploration properties in Argentina and Nevada.

In connection with the sale of Minera William, the Company entered into a private placement agreement with Streamline Metals Capital Ltd. pursuant to which the Company agreed to issue 3,740,000 shares of common stock at a purchase price of $0.2290 per share for aggregate gross proceeds of approximately $856,000. The private placement remains subject to approval of the Toronto Stock Exchange and is expected to close on or around May 20, 2026. The proceeds from the Minera William sale and the private placement are not reflected in the Company’s March 31, 2026 financial statements.

The Company controls 67% of the Desierto Project, located in the Puna geological region of Salta Province, Argentina. During the first quarter of 2026, the Company continued discussions with Cascadero Copper Corporation regarding joint venture arrangements. Following completion of the joint venture agreement, the Company anticipates initiating a Phase I drill program designed to test extensions of gold mineralization from the adjacent Sarita Este property. The timing of any drilling program remains subject to completion of joint venture documentation and the availability of sufficient funding.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

In January 2025, the Company exercised its option to earn a 60% interest in the Sand Canyon Project, an exploration-stage gold-silver project located in Humboldt County, Nevada. The parties continue to finalize joint venture documentation. During the first quarter of 2026, no drilling was planned, and the Company continued to review historical exploration data to inform future exploration planning.

2026 Liquidity Discussion

At March 31, 2026, the Company had aggregate cash and cash equivalents of $0.9 million, compared to $1.3 million in cash and cash equivalents (plus restricted cash of $0.5 million). Combined cash, cash equivalents and restricted cash decreased by $0.9 million during the three months ended March 31, 2026, primarily reflecting:

•	a $0.5 million disbursement of restricted cash to settle value added tax obligations of subsidiaries disposed of during 2025;
•	$0.5 million in general and administrative expenses;
•	$0.06 million in exploration expenditures; and
•	$14,000 of income from discontinued operations.

The Company continued to operate with a reduced cost structure during the quarter, while preserving capital for corporate purposes and maintaining its exploration portfolio in Argentina and Nevada.

Capital Resources and 2026 Financial Outlook

The Company does not currently have sufficient resources to meet its expected cash needs for a period of twelve months beyond the filing date of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. At March 31, 2026, the Company had current assets of approximately $1.0 million, including cash and cash equivalents of approximately $0.9 million, and accounts payable and other current liabilities of approximately $0.9 million.

Subsequent to March 31, 2026, the Company completed the sale of Minera William, S.A. de C.V. for total proceeds of $1.2 million. In connection with that transaction, the Company also entered into a private placement agreement to issue 3,740,000 shares of common stock at a purchase price of $0.2290 per share for expected gross proceeds of approximately $856,000. The private placement remains subject to approval of the Toronto Stock Exchange and is expected to close on or around May 20, 2026.

Based on current forecasts and taking into account the completed sale of Minera William and the expected proceeds from the private placement, the Company expects its cash resources to fund its cash requirement into early 2027. The Company’s only near-term opportunities to generate cash flow to meet its expected cash requirements are from the sale of additional assets, equity or other external financing. The Company is evaluating alternatives, including the potential sale of the Company, seeking buyers or partners for certain of the Company’s remaining assets, or obtaining equity or other external financing.

GOLDEN MINERALS COMPANY

1312 17th Street, Unit 2136, Denver, Colorado 80202 – Telephone (303) 839-5060

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Company’s forecasted expenditures for 2026; anticipated closing of the private placement financing; the Company’s anticipated drill program and other plans concerning the Sarita Este/Desierto project and the Sand Canyon project; the Company’s expectation that proceeds from the Minera William sale and private placement will fund operations into early 2027, and the risks to that forecast; the ability of the Company to generate additional cash flow in the near term and the need for additional financing or asset monetization beyond early 2027; and the Company’s ability to continue as a going concern. These statements are subject to risks and uncertainties, including whether the private placement receives required TSX approvals and other closing conditions are met; whether the private placement closes on its current terms or at all; the outcome of pending labor claims; unanticipated costs or expenses; increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

1312 17th Street, Unit 2136, Denver, Colorado 80202 – Telephone (303) 839-5060